Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS STRONG 2011 FIRST QUARTER
RESULTS OF OPERATING EBITDA OF €50.8 MILLION ($69.5 MILLION) AND
NET INCOME OF €29.1 MILLION ($39.8 MILLION) OR €0.66 ($0.90) PER BASIC SHARE
NEW YORK, NY, May 5, 2011 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the first quarter ended March 31, 2011. Operating EBITDA in the first quarter of 2011 was €50.8 million ($69.5 million), compared to €31.8 million ($44.0 million) in the first quarter of 2010 and €64.6 million ($87.8 million) in the fourth quarter of 2010. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) on page 7 of the financial tables in this press release.
During the quarter, we generated total revenues of €224.1 million ($306.6 million), compared to total revenues of €180.3 million ($249.5 million) in the comparative quarter of 2010. We reported net income of €29.1 million ($39.8 million), or €0.66 ($0.90) per basic share, for the first quarter of 2011, compared to a net loss of €7.5 million ($10.4 million), or €0.21 ($0.29) per basic share, in the first quarter of 2010 and a net income of €35.3 million ($48.0 million), or €0.84 ($1.14) per basic share in the fourth quarter of 2010.
Summary Financial Highlights

	Q1	Q4	Q1
	2011	2010	2010
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€210.5	€232.2	€171.1
Energy revenues	13.7	13.4	9.1
Operating income (loss)	36.6	50.4	18.0
Operating EBITDA (loss)	50.8	64.6	31.8
Unrealized gain (loss) on derivative instruments	12.2	12.4	(6.5)
Foreign exchange gain (loss) on debt	1.1	(1.5)	(5.2)
Income tax benefit (provision)	(0.8)	0.2	(0.2)
Net income (loss) attributable to common shareholders	29.1	35.3	(7.5)
Net income (loss) per share attributable to common shareholders
Basic	€0.66	€0.84	€(0.21)
Diluted	€0.52	€0.63	€(0.21)
Common shares outstanding at period end (000s)	45,386	43,000	36,483

Summary Operating Highlights

	Q1	Q4	Q1
	2011	2010	2010
Pulp Production (‘000 ADMTs)	358.6	356.2	329.5
Scheduled Production Downtime (‘000 ADMTs)	3.7	—	18.2
Pulp Sales (‘000 ADMTs)	349.0	386.0	332.9
NBSK pulp list price in Europe ($/ADMT)	960	957	860
NBSK pulp list price in Europe (€/ADMT)	702	704	621
Average pulp sales realizations (€/ADMT)	593	593	507
Energy Production (‘000 MWh)	407.8	393.0	337.7
Energy Sales (‘000 MWh)	157.9	149.7	107.1
Average Spot Currency Exchange Rates:
€ / $(1)	0.7304	0.7361	0.7240
C$ / $(1)	0.9856	1.0129	1.0401
C$ / €(2)	1.3487	1.3766	1.4406

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are pleased with the strong first quarter as, despite a weakening U.S. dollar, we achieved Operating EBITDA of €50.8 million and net income of €29.1 million. Operating EBITDA declined from the record level in the prior quarter, primarily as a result of lower sales volumes resulting from very high shipments in the prior quarter and delays in shipping in the current quarter, the 6% decline of the U.S. dollar versus the Euro during the current quarter and a non-cash stock compensation charge of €2.1 million.”
Mr. Lee continued: “Overall, the NBSK pulp market remains well balanced with NBSK inventories around 24 days. During the first quarter of 2011, NBSK list prices increased by $30 per ADMT in Europe and North America to end the quarter at $980 per ADMT and $990 per ADMT, respectively. In China, list prices increased by $50 per ADMT to end the quarter at $890 per ADMT. Such price increases were largely offset by the weak U.S. dollar. Subsequently, in April, due to continuing favorable market conditions and the weak U.S. dollar, producers implemented a further $30 per ADMT price increase, increasing prices to $1,010 per ADMT in Europe, $1,020 per ADMT in North America and $920 per ADMT in China, respectively.”
Mr. Lee continued: “We are also continuing to implement high return capital projects designed to enhance our mills’ technical capabilities and improve their operating results. During the first quarter of 2011, our Celgar mill finalized a contribution agreement with the Government of Canada for approximately C$9.7 million of grants to improve its fiber line and oxygen delignification process and reduce production costs. The mill also qualified for a C$1.6 million grant under the Canadian government’s Transformative Technologies Program to install a new generator acid purification system designed to reduce the mill’s chemical costs. As a result of such governmental support, we expect both these projects, when completed, to provide very attractive rates of return.”

Mr. Lee concluded: “With our world-class mills and current strong pulp pricing and demand, we are well positioned to generate strong returns and continue to enhance value for our stakeholders in 2011.”
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
Total revenues for the three months ended March 31, 2011 increased to €224.1 million ($306.6 million) from €180.3 million ($249.5 million) in the same period in 2010. Pulp revenues for the three months ended March 31, 2011 increased by approximately 23% to €210.5 million from €171.1 million in the comparative period of 2010, due to higher pulp prices, partially offset by a weaker U.S. dollar. Revenues from the sale of excess energy increased by approximately 51% in the first quarter to a record €13.7 million from €9.1 million in the same quarter last year, primarily as a result of energy sales from the Celgar Green Energy Project in 2011.
Pulp production increased to 358,557 ADMTs in the current quarter, from 329,455 ADMTs in the same quarter of 2010, primarily due to only two days of scheduled maintenance downtime at our Stendal mill in the current quarter, compared to ten days at Stendal in the first quarter of 2010.
Pulp sales volume increased to 348,995 ADMTs in the current quarter from 332,869 ADMTs in the comparative period of 2010, primarily as a result of stronger demand. Average pulp sales realizations increased by approximately 17% to €593 per ADMT in the first quarter of 2011, compared to €507 per ADMT in the same period last year, primarily due to higher pulp prices.
Costs and expenses in the first quarter of 2011 increased to €187.5 million from €162.2 million in the comparative period of 2010, primarily due to higher fiber costs.
On average, our per unit fiber costs in the quarter increased by approximately 20% from the same period in 2010, primarily due to low harvesting activity in Germany as a result of the downturn in the lumber industry which has been compounded by demand for fiber from the European wood pellet and particle board industries. As a result, our German mills have been required to source fiber outside their traditional fiber baskets. We currently expect our overall fiber costs to remain stable at these levels in the short- to mid-term.
For the first quarter of 2011, operating income increased by approximately 103% to €36.6 million from €18.0 million in the comparative quarter of 2010, primarily due to higher pulp prices.
Interest expense in the first quarter of 2011 decreased to €15.9 million from €16.4 million in the comparative quarter of 2010, primarily due to reduced levels of debt associated with the Stendal mill.

Our Stendal mill recorded an unrealized gain of €12.2 million on our interest rate derivatives in the current quarter, compared to an unrealized loss of €6.5 million in the same quarter of last year. We recorded a foreign exchange gain on our debt of €1.1 million in the first quarter of 2011 compared to a loss of €5.2 million in the same period last year.
In the first quarter of 2011, the noncontrolling shareholder’s interest in the Stendal mill’s income was €4.5 million, compared to a loss of €3.7 million in the same quarter last year.
In the first quarter of 2011, Operating EBITDA increased by approximately 60% to €50.8 million from €31.8 million in the first quarter of 2010. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 7 of the financial tables included in this press release.
We reported net income attributable to common shareholders of €29.1 million, or €0.66 per basic and €0.52 per diluted share, for the first quarter of 2011, which included non-cash unrealized gains of €12.2 million on the Stendal interest rate derivatives and a €1.1 million non-cash foreign currency translation gain on our debt, partially offset by a non-cash charge for stock compensation of €2.1 million. In the first quarter of 2010, we reported a net loss attributable to common shareholders of €7.5 million, or €0.21 per basic and diluted share, which included non-cash unrealized losses of €6.5 million on the Stendal interest rate derivatives and a non-cash foreign exchange loss of €5.2 million on our debt.

Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	As at March 31,	As at December 31,
	2011	2010
	(in thousands)
Financial Position
Cash and cash equivalents	€123,241	€99,022
Working capital	210,980	231,683
Property, plant and equipment	830,095	846,767
Total assets	1,207,287	1,216,075
Long-term liabilities	795,118	877,315
Total equity	257,308	213,563
As at March 31, 2011, we had approximately €26.4 million and C$35.0 million available under our Rosenthal and Celgar facilities, respectively. During the first quarter of 2011, we repaid and discharged €30.4 million of debt primarily by redeeming the balance of our 9.25% 2013 senior notes of approximately €15.2 million ($20.5 million) and repaying €14.6 million of principal under our Stendal mill’s loan facility. At March 31, 2011, the principal amount outstanding under the Stendal loan facility was €486.1 million. In addition, in the first quarter of 2011, we reduced borrowings under our Celgar mill’s revolving credit facility by €14.7 million (C$20.0 million).
As at March 31, 2011, we had outstanding €26.1 million in 2012 convertible subordinated notes which are redeemable by us commencing July 15, 2011. We currently expect to give notice of their redemption in the second quarter of 2011.
Restricted Group
The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	As at March 31,	As at December 31,
	2011	2010
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€57,202	€50,654
Working capital	127,551	150,667
Property, plant and equipment	350,034	362,274
Total assets	648,588	662,944
Long-term liabilities	252,060	312,631
Total equity	315,155	289,141

Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 6, 2011 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through June 6, 2011, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm? eventid=95580&CompanyID=MERC&e=1&mediaKey=1AE35D7DABC3EC
D95E2779DA87354812 or through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/ NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until June 6, 2011 through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/NewsReleases.asp.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.
APPROVED BY:
Jimmy S.H. Lee
Chairman & President
(604) 684-1099
David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	€123,241	€99,022
Receivables	112,991	121,709
Inventories	96,408	102,219
Prepaid expenses and other	10,787	11,360
Deferred income tax	22,414	22,570

Total current assets	365,841	356,880

Long-term assets
Property, plant and equipment	830,095	846,767
Deferred note issuance and other	10,461	11,082
Note receivable	890	1,346

	841,446	859,195

Total assets	€1,207,287	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€108,765	€84,873
Pension and other post-retirement benefit obligations	703	728
Debt	45,393	39,596

Total current liabilities	154,861	125,197

Long-term liabilities
Debt	713,422	782,328
Unrealized interest rate derivative losses	38,730	50,973
Pension and other post-retirement benefit obligations	23,412	24,236
Capital leases and other	11,607	12,010
Deferred income tax	7,947	7,768

	795,118	877,315

Total liabilities	€949,979	€1,002,512

EQUITY
Shareholders’ equity
Share capital	227,588	219,211
Paid-in capital	(5,877)	(3,899)
Retained earnings (deficit)	18,097	(10,956)
Accumulated other comprehensive income	35,458	31,712

Total shareholders’ equity	275,266	236,068

Noncontrolling interest (deficit)	(17,958)	(22,505)

Total equity	257,308	213,563

Total liabilities and equity	€1,207,287	€1,216,075

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenues
Pulp	€210,458	€171,121
Energy	13,677	9,131

	224,135	180,252
Costs and expenses
Operating costs	163,355	140,409
Operating depreciation and amortization	14,076	13,724

	46,704	26,119
Selling, general and administrative expenses	10,230	8,095
Purchase (sale) of emission allowances	(170)	—

Operating income (loss)	36,644	18,024

Other income (expense)
Interest expense	(15,906)	(16,423)
Investment income (loss)	327	94
Foreign exchange gain (loss) on debt	1,111	(5,231)
Gain (loss) on extinguishment of debt	—	(929)
Gain (loss) on derivative instruments	12,243	(6,546)

Total other income (expense)	(2,225)	(29,035)

Income (loss) before income taxes	34,419	(11,011)
Income tax benefit (provision) — current	(819)	(204)
— deferred	—	—

Net income (loss)	33,600	(11,215)
Less: net loss (income) attributable to noncontrolling interest	(4,547)	3,669

Net income (loss) attributable to common shareholders	€29,053	€(7,546)

Net income (loss) per share attributable to common shareholders
Basic	€0.66	€(0.21)

Diluted	€0.52	€(0.21)

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€29,053	€(7,546)
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	(12,243)	6,546
Foreign exchange (gain) loss on debt	(1,111)	5,231
Loss (gain) on extinguishment of debt	—	929
Depreciation and amortization	14,138	13,821
Accretion expense (income)	470	431
Noncontrolling interest	4,547	(3,669)
Stock compensation expense	2,068	506
Pension and other post-retirement expense, net of funding	(14)	194
Other	684	1,003
Changes in current assets and liabilities
Receivables	7,177	(17,144)
Inventories	4,313	(5,259)
Accounts payable and accrued expenses	25,388	7,955
Other	359	(1,281)

Net cash from (used in) operating activities	74,829	1,717

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,069)	(5,850)
Proceeds on sale of property, plant and equipment	353	387
Notes receivable	396	(84)

Net cash from (used in) investing activities	(7,320)	(5,547)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(30,351)	(8,250)
Repayment of capital lease obligations	(855)	(1,004)
Proceeds from (repayment of) credit facilities, net	(14,652)	—
Proceeds from government grants	4,112	9,415

Net cash from (used in) financing activities	(41,746)	161

Effect of exchange rate changes on cash and cash equivalents	(1,544)	1,070

Net increase (decrease) in cash and cash equivalents	24,219	(2,599)
Cash and cash equivalents, beginning of period	99,022	51,291

Cash and cash equivalents, end of period	€123,241	€48,692

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.5% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2011 and 2010, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€57,202	€66,039	€—	€123,241
Receivables	63,063	49,928	—	112,991
Inventories	59,663	36,745	—	96,408
Prepaid expenses and other	6,582	4,205	—	10,787
Deferred income tax	22,414	—	—	22,414

Total current assets	208,924	156,917	—	365,841

Property, plant and equipment	350,034	480,061	—	830,095
Deferred note issuance and other	6,437	4,024	—	10,461
Due from unrestricted group	82,303	—	(82,303)	—
Note receivable	890	—	—	890

Total assets	€648,588	€641,002	€(82,303)	€1,207,287

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€53,444	€55,321	€—	€108,765
Pension and other post-retirement benefit obligations	703	—	—	703
Debt	27,226	18,167	—	45,393

Total current liabilities	81,373	73,488	—	154,861

Long-term liabilities
Debt	213,711	499,711	—	713,422
Due to restricted group	—	82,303	(82,303)	—
Unrealized interest rate derivative losses	—	38,730	—	38,730
Pension and other post-retirement benefit obligations	23,412	—	—	23,412
Capital leases and other	6,990	4,617	—	11,607
Deferred income tax	7,947	—	—	7,947

Total liabilities	333,433	698,849	(82,303)	949,979

EQUITY
Total shareholders’ equity (deficit)	315,155	(39,889)	—	275,266
Noncontrolling interest (deficit)	—	(17,958)	—	(17,958)

Total liabilities and equity	€648,588	€641,002	€(82,303)	€1,207,287

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)

	December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€50,654	€48,368	€—	€99,022
Receivables	70,865	50,844	—	121,709
Inventories	60,910	41,309	—	102,219
Prepaid expenses and other	6,840	4,520	—	11,360
Deferred income tax	22,570	—	—	22,570

Total current assets	211,839	145,041	—	356,880

Long-term assets
Property, plant and equipment	362,274	484,493	—	846,767
Deferred note issuance and other	6,903	4,179	—	11,082
Due from unrestricted group	80,582	—	(80,582)	—
Note receivable	1,346	—	—	1,346

Total assets	€662,944	€633,713	€(80,582)	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,015	€40,858	€—	€84,873
Pension and other post-retirement benefit obligations	728	—	—	728
Debt	16,429	23,167	—	39,596

Total current liabilities	61,172	64,025	—	125,197

Long-term liabilities
Debt	273,473	508,855	—	782,328
Due to restricted group	—	80,582	(80,582)	—
Unrealized interest rate derivative losses	—	50,973	—	50,973
Pension and other post-retirement benefit obligations	24,236	—	—	24,236
Capital leases and other	7,154	4,856	—	12,010
Deferred income tax	7,768	—	—	7,768

Total liabilities	373,803	709,291	(80,582)	1,002,512

EQUITY
Total shareholders’ equity (deficit)	289,141	(53,073)	—	236,068
Noncontrolling interest (deficit)	—	(22,505)	—	(22,505)

Total liabilities and equity	€662,944	€633,713	€(80,582)	€1,216,075

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended March 31, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€115,226	€95,232	€—	€210,458
Energy	5,846	7,831	—	13,677

	121,072	103,063	—	224,135

Operating costs	85,991	77,364	—	163,355
Operating depreciation and amortization	7,614	6,462	—	14,076
Selling, general and administrative expenses and other	6,191	3,869	—	10,060

	99,796	87,695	—	187,491

Operating income (loss)	21,276	15,368	—	36,644

Other income (expense)
Interest expense	(7,273)	(9,851)	1,218	(15,906)
Investment income (loss)	1,279	266	(1,218)	327
Foreign exchange gain (loss) on debt	1,111	—	—	1,111
Gain (loss) on derivative instruments	—	12,243	—	12,243

Total other income (expense)	(4,883)	2,658	—	(2,225)

Income (loss) before income taxes	16,393	18,026	—	34,419
Income tax benefit (provision)	(524)	(295)	—	(819)

Net income (loss)	15,869	17,731	—	33,600
Less: net (income) loss attributable to noncontrolling interest	—	(4,547)	—	(4,547)

Net income (loss) attributable to common shareholders	€15,869	€13,184	€—	€29,053

	Three Months Ended March 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€106,417	€64,704	€—	€171,121
Energy	3,375	5,756	—	9,131

	109,792	70,460	—	180,252

Operating costs	81,665	58,744	—	140,409
Operating depreciation and amortization	7,213	6,511	—	13,724
Selling, general and administrative expenses and other	4,841	3,254	—	8,095

	93,719	68,509	—	162,228

Operating income (loss)	16,073	1,951	—	18,024

Other income (expense)
Interest expense	(7,320)	(10,264)	1,161	(16,423)
Investment income (loss)	1,239	16	(1,161)	94
Foreign exchange gain (loss) on debt	(5,231)	—	—	(5,231)
Gain (loss) on extinguishment of debt	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(6,546)	—	(6,546)

Total other income (expense)	(12,241)	(16,794)	—	(29,035)

Income (loss) before income taxes	3,832	(14,843)	—	(11,011)
Income tax benefit (provision)	(161)	(43)	—	(204)

Net income (loss)	3,671	(14,886)	—	(11,215)
Less: net (income) loss attributable to noncontrolling interest	—	3,669	—	3,669

Net income (loss) attributable to common shareholders	€3,671	€(11,217)	€—	€(7,546)

(6)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2011	2010
Net income (loss) attributable to common shareholders	€29,053	€(7,546)
Net income (loss) attributable to noncontrolling interest	4,547	(3,669)
Income taxes (benefits)	819	204
Interest expense	15,906	16,423
Investment (income) loss	(327)	(94)
Foreign exchange (gain) loss on debt	(1,111)	5,231
Loss (gain) on extinguishment of debt	—	929
Loss (gain) on derivative instruments	(12,243)	6,546

Operating income (loss)	36,644	18,024
Add: Depreciation and amortization	14,138	13,821

Operating EBITDA(1)	€50,782	€31,845

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended
	March 31,
	2011	2010
Restricted Group
Net income (loss) attributable to common shareholders(1)	€15,869	€3,671
Income taxes (benefits)	524	161
Interest expense	7,273	7,320
Investment (income) loss	(1,279)	(1,239)
Foreign exchange (gain) loss on debt	(1,111)	5,231
Loss (gain) on extinguishment of debt	—	929

Operating income (loss)	21,276	16,073
Add: Depreciation and amortization	7,676	7,310

Operating EBITDA(2)	€28,952	€23,383

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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(7)